Exhibit 4.3

newmont GOLDCORP corporation,

as Issuer,

Newmont USA Limited,

as Guarantor,

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

 _______________

SECOND SUPPLEMENTAL INDENTURE

dated as of August 23, 2019

to

INDENTURE

dated as of March 22, 2005

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of August 23, 2019 (this “Second Supplemental Indenture”), by and among Newmont GOLDCORP Corporation (formerly known as Newmont Mining Corporation), a Delaware corporation, as issuer (the “Issuer”), Newmont USA Limited, a Delaware corporation, as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantor and the Trustee, as successor-in-interest to Citibank, N.A., have entered into the indenture, dated as of March 22, 2005 (the “Base Indenture”), providing for the issuance from time to time of the Issuer’s unsecured bonds, debentures, notes and other evidences of indebtedness in one or more series;

WHEREAS, the Issuer has previously issued $600.0 million in aggregate principal amount of its 5.875% Notes due 2035, under a global note bearing CUSIP No. 651639AE6, pursuant to the Indenture, which are currently Outstanding (the “Notes”);

WHEREAS, the Issuer and Barrick Gold Corporation, a corporation existing under the laws of the Province of British Columbia, Canada, entered into the implementation agreement, dated as of March 10, 2019, pursuant to which certain of the Guarantor’s assets, properties and rights located in the State of Nevada were transferred (the “Joint Venture Transaction”) to Nevada Gold Mines LLC, a Delaware limited liability company (the “JV Entity”);

WHEREAS, in connection with the consummation of the Joint Venture Transaction, the JV Entity agreed to provide a full and unconditional Guaranty on the terms and subject to the conditions set forth in the Indenture and assumed the due and punctual performance and observance of all of the covenants and conditions of the Guarantor under the Indenture and the Notes pursuant to the first supplemental indenture, dated as of July 1, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, Section 7.2 of the Indenture authorizes or permits amendments to the Indenture as set forth in Articles One and Two herein with the consent of the Holders of a majority in aggregate principal amount of the Notes Outstanding (the “Requisite Consents”);

WHEREAS, the Issuer has solicited consents from the Holders of the Notes (i) to release the JV Entity (A) as a guarantor under its Guaranty, the Indenture and the Notes and (B) from the performance and observance of the covenants and conditions of the Guarantor under the Indenture and the Notes (the “Proposed Guaranty Release”) and (ii) to conform the provisions of Section 8.1(b) of the Base Indenture to the corresponding provisions in the indenture governing the Issuer’s Notes due 2019, Notes due 2022, Notes due 2039 and Notes due 2042 as described in the consent solicitation statement, dated August 16, 2019 (as amended, supplemented or otherwise modified, the “Consent Solicitation Statement”), and set forth in Article Two herein (the “Conforming Amendment” and, together with the Proposed Guaranty Release, the “Proposed Amendments”);

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WHEREAS, the Issuer has obtained the Requisite Consents to the Proposed Amendments to the Indenture set forth in Articles One and Two herein;

WHEREAS, each of the Issuer and the Guarantor has been authorized by the resolutions of their respective boards of directors or a committee of their respective boards of directors, as the case may be, to enter into this Second Supplemental Indenture;

WHEREAS, each of the Issuer and the Guarantor has requested that the Trustee execute and deliver this Second Supplemental Indenture, and the Trustee has received an Officers’ Certificate of the Issuer and an Opinion of Counsel in accordance with Sections 7.2, 7.4 and 13.5 of the Indenture; and

WHEREAS, pursuant to Sections 7.2 and 7.4 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the premises and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Issuer, the Guarantor and the Trustee hereby agree as follows:

ARTICLE ONE

RELEASE Of Guaranty

Effective as of the time when the Consent Fee has been paid pursuant to the Consent Solicitation (the “Operative Time”) and subject in all respects to Section 3.1, (i) the Guaranty of the JV Entity shall be terminated and (ii) the JV Entity shall be fully, finally and indefeasibly released from any and all of the covenants, conditions and obligations under or in connection with its Guaranty, the Indenture and the Notes. Effective as of the Operative Time and subject in all respects to Section 3.1, including, for the avoidance of doubt, the payment of the Consent Fee as set forth therein, the JV Entity shall have no further obligation, liability, duty or burden in respect of its Guaranty, the Indenture and the Notes and shall not exercise any right or power of a guarantor under the Indenture and the Notes.

ARTICLE TWO

AMENDMENTS TO INDENTURE

(a) Effective as of the Operative Time, the Indenture shall be amended by deleting Section 8.1(b) in its entirety and inserting the following Section 8.1(b) in lieu thereof:

“(b)        The Guarantor may consolidate with or merge into or sell all or substantially all of its assets to any Person (including, without limitation, the Issuer). Notwithstanding the foregoing, the Guarantor shall not merge or consolidate with any Affiliate of the Issuer, or sell or otherwise dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Affiliate of the Issuer, unless:

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(1)        the Person formed by or surviving any such consolidation or merger (if not the Issuer or the Guarantor) or to whom such sale is made (if not the Issuer) (i) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Guarantor under the Guaranty pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; and

(2)        the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel addressed to the Trustee stating that such consolidation, merger or transfer and such supplemental indenture comply with this Indenture.

The preceding clauses (1) and (2) shall not apply to any merger or consolidation of the Guarantor with the Issuer or with any Person other than an Affiliate of the Issuer, or to any sale or other disposition of all or substantially all of the assets of the Guarantor, in one transaction or a series of related transactions, to the Issuer or to any Person other than an Affiliate of the Issuer.

The Guarantor shall be deemed released from all of its obligations under this Indenture and the Guaranty, and the Guaranty shall terminate, without any action required on the part of the Trustee or any Holder of the Securities, upon the sale or other disposition of a majority of the total voting power of the capital stock of or other ownership interests in the Guarantor entitled to vote generally in the election of directors (by merger, consolidation, the sale or other disposition of the capital stock of or other ownership interests in the Guarantor, or otherwise), in one transaction or a series of related transactions, to any Person other than the Issuer or an Affiliate of the Issuer.

The Guarantor shall be deemed released from all of its obligations under this Indenture and the Guaranty, and the Guaranty shall terminate, without any action required on the part of the Trustee or any Holder of the Securities, upon the sale or other disposition of all or substantially all of its assets to any Person other than the Issuer or an Affiliate of the Issuer.”.

(b)           Effective as of the Operative Time, Section 1.1 of the Indenture shall be amended by adding the following new definition in alphabetical order:

““Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that the existence of a management contract by the Issuer or an Affiliate of the Issuer to manage another entity shall not be deemed to be control.”.

(c)           Any provision contained in the Notes that relates to any provision of the Indenture as amended by this Article Two shall likewise be amended so that any such provision contained in the Notes will conform to, and be consistent with, any provision of the Indenture as amended hereby.

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ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. Reference to and Effect on the Indenture. On and after the effective date of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture, as supplemented and amended by this Second Supplemental Indenture, unless the context otherwise requires. This Second Supplemental Indenture shall be effective immediately upon execution (the “Effective Time”). The Proposed Amendments effected by this Second Supplemental Indenture and set forth herein shall not become operative if the Issuer does not pay, or cause to be paid, (a) the Consent Fee (as defined in the Consent Solicitation Statement) to The Depository Trust Company for the benefit of the consenting Holders in accordance with the terms set forth in the Consent Solicitation Statement and (b) the reasonable and documented fees, disbursements and out-of-pocket expenses incurred by Shearman & Sterling LLP, counsel to certain Holders, in accordance with and subject to any prior agreements. Upon satisfaction of the foregoing clauses (a) and (b) of this Section 3.1, the Issuer shall certify to such satisfaction in an Officers’ Certificate delivered to the Trustee.

SECTION 3.2. Integral Part. This Second Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 3.3. Adoption, Ratification and Confirmation. Subject to Section 3.1, (i) the Indenture, as supplemented and amended by this Second Supplemental Indenture, is in full force and effect and is in all respects hereby adopted, ratified and confirmed, (ii) every Holder of the Notes heretofore authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby and (iii) in the case of a conflict between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control (absent a manifest error).

SECTION 3.4. General Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

SECTION 3.5. Counterparts. This Second Supplemental Indenture may be executed in any number of copies or counterparts, each of which will be an original, and all such counterparts together shall represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or “.pdf” transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or “.pdf” shall be deemed to be their original signatures for all purposes.

SECTION 3.6. Headings. Titles of articles or sections of this Second Supplemental Indenture are for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

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SECTION 3.7. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the provision required under the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision under the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

SECTION 3.8. Severability. In case any provision of this Second Supplemental Indenture, the Indenture as supplemented by this Second Supplemental Indenture or any of the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 3.9. Benefits of Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture. Notwithstanding anything to the contrary in this Second Supplemental Indenture, the JV Entity shall be a third party beneficiary of this Second Supplemental Indenture and shall be entitled to rely on this Second Supplemental Indenture, including Article One.

SECTION 3.10. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.11. No Recourse against Others. No director, officer, employee or shareholder as such of the Issuer or the Guarantor shall have any liability for any obligations of the Issuer and the Guarantor under this Second Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 3.12. Successors. All agreements of the Issuer and the Guarantor in this Second Supplemental Indenture shall bind their respective successors and permitted assigns. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and permitted assigns.

SECTION 3.13. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Issuer and the Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

NEWMONT GOLDCORP CORPORATION,
as Issuer

By:	/s/ Joshua P. Hallenbeck
Name: Joshua P. Hallenbeck
Title: Vice President, Finance and Treasurer

NEWMONT USA LIMITED,
as Guarantor

By:	/s/ Joshua P. Hallenbeck
Name: Joshua P. Hallenbeck
Title: Vice President, Finance and Treasurer

[Signature Page—Second Supplemental Indenture—2035 Notes]

The Bank of New York Mellon Trust Company, N.A.,
not in its individual capacity but solely as Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page—Second Supplemental Indenture—2035 Notes]